Exhibit 99(viii)

FORM LETTER TO PARTICIPANTS IN THE

CAMCO FINANCIAL & SUBSIDIARIES SALARY SAVINGS PLAN

REGARDING PARTICIPATION IN RIGHTS OFFERING

[—], 2012

Dear 401(k) Plan Participant:

As a holder of shares of common stock, $1.00 par value per share (the “Common Stock”), of Camco Financial Corporation (the “Company”) through the Camco Financial & Subsidiaries Salary Savings Plan (the “401(k) Plan”), you are eligible to participate in a rights offering to purchase additional shares of Common Stock (the “Rights Offering”) through your 401(k) Plan account. For every two shares of Common Stock that are purchased in the Rights Offering for your 401(k) Plan account, a warrant to purchase one additional share of Common Stock at a purchase price of $2.10 per share will be allocated, without charge, to your 401(k) Plan account. Enclosed with this letter, you will find the following materials to facilitate your participation in the Rights Offering through the 401(k) Plan:

•	Offering Prospectus

•	Important Information Regarding the Rights Offering for Plan Participants

•	Non-Transferable Subscription Rights Election Form

•	Return envelope addressed to the Company

•	Statement indicating the number of shares of Common Stock held by the 401(k) Plan allocated to your account on 5:00 p.m., Eastern Time, on July 29, 2012 (the “Record Date”)

The number of shares of Common Stock held by the 401(k) Plan and allocated to your account on the Record Date determines the number of shares of Common Stock you are authorized to direct Charles Schwab Trust Company, as the trustee of the 401(k) Plan (the “Plan Trustee”), to purchase for your 401(k) Plan account in the Rights Offering.

THE RIGHTS OFFERING SUBSCRIPTION PERIOD FOR 401(k) PLAN PARTICIPANTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON [—], 2012, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE FOR THE RIGHTS OFFERING.

Please understand that your participation in the Rights Offering through the 401(k) Plan is entirely your decision. We encourage you to read the enclosed documents carefully before making a decision to participate. If you have any questions regarding your participation in the Rights Offering through the 401(k) Plan, you may contact our information agent, ParaCap Group, LLC, toll free at (866) 404-2951, Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.

Very truly yours,

CAMCO FINANCIAL CORPORATION

CAMCO FINANCIAL & SUBSIDIARIES SALARY SAVINGS PLAN

Important Information Regarding the Rights Offering for Plan Participants

The following questions and answers have been developed to provide the participants in the Camco Financial & Subsidiaries Salary Savings Plan (the “401(k) Plan”) with important information regarding a rights offering (the “Rights Offering”) by Camco Financial Corporation (the “Company”). Because the 401(k) Plan allows for investment in shares of common stock of the Company, $1.00 par value per share (“Common Stock”), 401(k) Plan participants who hold shares of Common Stock through the 401(k) Plan are eligible to participate in the Rights Offering along with all other stockholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “offering prospectus” (the “Prospectus”). The following questions and answers are focused specifically on the 401(k) Plan participants and the procedures for participation in the Rights Offering through the 401(k) Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Prospectus and the following questions and answers.

What is the Rights Offering?

As described in the Prospectus, the Company is distributing to holders of shares of Common Stock as of 5:00 p.m., Eastern Time, on July 29, 2012 (the “Record Date”), at no charge, non-transferable subscription rights to purchase shares of our Common Stock (each such subscription right, a “Right”). You will receive one Right for each share of Common Stock you owned as of 5:00 p.m., Eastern Time, on the Record Date. Each Right entitles the holder to a basic subscription privilege and an over-subscription privilege. The basic subscription privilege of each Right gives our stockholders the opportunity to purchase one share of Common Stock at a subscription price of $1.75 per share. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any Rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase any additional shares of Common Stock by using your over-subscription privilege. In the event that you purchase all of the shares of Common Stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of Common Stock that are not purchased by the Company’s other stockholders through the exercise of their basic subscription privileges. However, your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 9.9% of the Company’s outstanding Common Stock after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates.

The shares of Common Stock to be issued in the Rights Offering, like our existing shares of Common Stock, will be listed on the NASDAQ Global Market under the symbol “CAFI.”

The Rights Offering will expire at 5:00 p.m., Eastern Time, on [—], 2012 (the “Expiration Date”). However, as a holder of shares of Common Stock through the 401(k) Plan, you must return your properly completed 401(k) Plan Participant Election Form (as defined below) to the Company by 5:00 p.m., Eastern Time, on [—], 2012, which is the fifth business day prior to the Expiration Date. You may return the 401(k) Plan Participant Election Form via hand delivery, mail or overnight courier. Please note we have included a return envelope for your use. If your 401(k) Plan Participant Election Form is not received by the Company by 5:00 p.m., Eastern Time, on [—], 2012, Charles Schwab Trust Company, as the trustee of the 401(k) Plan (the “Plan Trustee”), WILL NOT exercise any Rights on your behalf.

For every two shares of Common Stock that are purchased in the Rights Offering for your 401(k) Plan account, a warrant to purchase one additional share of Common Stock at a purchase price of $2.10 per share will be allocated, without charge, to your 401(k) Plan account. The warrants will be exercisable for a period of five years from the closing of the Rights Offering, may be exercised only as described below and generally will be non-transferable.

Can I participate in the Rights Offering?

If, as of 5:00 p.m., Eastern Time, on the Record Date, you held shares of Common Stock, you will be entitled to participate in the Rights Offering. You may participate in the Rights Offering through your 401(k) Plan account only with respect to those Rights received in connection with shares of Common Stock that you hold in that account.

How will I know how many shares of Common Stock I owned as of the Record Date?

You should have received with this letter a statement showing the number of shares of Common Stock that you held on the Record Date through the 401(k) Plan.

Will I also receive Rights for the shares of Common Stock that I own outside the 401(k) Plan?

Yes, you will also receive Rights for any shares of Common Stock that you owned on the Record Date outside of the 401(k) Plan. You will receive separate instructions for exercising the Rights issued with respect to the shares of Common Stock that you owned outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Rights issued on the shares of Common Stock that you hold through the 401(k) Plan as of the Record Date. As a result, in order to exercise any Rights issued to you with respect to shares of Common Stock that you own outside the 401(k) Plan, you must comply with the separate exercise instructions you receive regarding those Rights.

How many shares of Common Stock will I be able to purchase in the Rights Offering through the 401(k) Plan?

As described in the Prospectus, for each share of Common Stock that you own as of the Record Date, including those shares you hold through the 401(k) Plan, you will receive, at no charge, one Right. The basic subscription privilege of each Right gives our stockholders the opportunity to purchase one share of our Common Stock at a subscription price of $1.75 per share. We have granted to you, as an individual who owned shares of Common Stock through the 401(k) Plan as of 5:00 p.m., Eastern Time, on the Record Date, one Right for each share of our Common Stock your Plan account held at that time. Fractional shares of our Common Stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of our Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would have received 100 Rights and would have the right to purchase 100 shares of Common Stock for $1.75 per share.

As described above and in the Prospectus, in the event that you purchase all of the shares of Common Stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of Common Stock that are not purchased by the Company’s other stockholders through the exercise of their basic subscription privileges. You should indicate on your 401(k) Plan Participant Election Form how many additional shares of Common Stock you would like to purchase pursuant to your over-subscription privilege. If sufficient shares of Common Stock are available, the Company will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of Common Stock available to be purchased pursuant to the over-subscription privilege, the Company will allocate the available shares of Common Stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, the Company will not issue fractional shares through the exercise of over-subscription privileges. In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because the Company will not know the actual number of unsubscribed shares prior to the completion of the Rights Offering, if you wish to maximize the number of shares of Common Stock you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our Common Stock that may be available to you. In order to perform that calculation, you must assume that no other stockholder, other than you, will subscribe for any shares of Common Stock pursuant to their basic subscription privilege. In addition, if the 401(k) Plan participants do not elect to exercise all of their basic subscription rights, a 401(k) Plan participant who oversubscribed for shares of Common Stock may receive all or a portion of such shares pursuant to the Plan’s basic subscription right.

Your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 9.9% of our outstanding Common Stock after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates.

Where will the funds come from to pay for the Common Stock I elect to purchase by exercising the Rights attributable to my 401(k) Plan account?

You must pay the subscription payment required to exercise Rights attributable to your 401(k) Plan account by liquidating funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund. Accordingly, if you elect to exercise some or all of the Rights in your 401(k) Plan account, you must ensure that you have adequate funds in your 401(k) Plan account invested in the Morley Stable Value Fund to fully pay the subscription payment applicable to the number of Rights that you are exercising. Your investment in the Morley Stable Value Fund will be liquidated in the amount specified in your 401(k) Plan Participant Election Form on or about [—], 2012, and the cash value of that investment will be held by the Plan Trustee. If the cash value of the portion of your 401(k) Plan account that is invested in the Morley Stable Value Fund does not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, the Rights held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the Morley Stable Value Fund.

What if I don’t have enough money in the Morley Stable Value Fund to pay for the Rights I exercise?

It is the responsibility of each 401(k) Plan participant who chooses to exercise Rights to purchase shares of Common Stock in the Rights Offering to ensure that they have sufficient funds in their 401(k) Plan account invested in the Morley Stable Value Fund to satisfy the applicable subscription payment, including the amount payable with respect to any shares of Common Stock to be purchased pursuant to the over-subscription privilege. If the participant does not have sufficient funds in their 401(k) Plan account invested in the Morley Stable Value Fund to satisfy the applicable subscription payment, then the participant is responsible for placing appropriate trades from other holdings within their 401(k) Plan account to the Morley Stable Value Fund. These trades must be completed prior to [—], 2012, three days before the Expiration Date. If the amount of funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund do not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, the Rights held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the Morley Stable Value Fund.

How can I exercise the Rights issued on the shares of Common Stock in the 401(k) Plan?

Along with this document, you have received various solicitation materials, including the Prospectus, regarding the Rights Offering with respect to the shares of Common Stock you hold through the 401(k) Plan. You will receive separate materials for any Rights issued with respect to shares of Common Stock you own outside the 401(k) Plan. The Rights Offering materials you receive with respect to the shares of Common Stock you hold through the 401(k) Plan will also include a Camco Financial & Subsidiaries Salary Savings Plan Non-Transferable Subscription Rights Election Form (the “401(k) Plan Participant Election Form”). To participate in the Rights Offering, you must indicate on the 401(k) Plan Participant Election Form the number of Rights you wish to exercise pursuant to your basic subscription privilege and, if you fully exercise your basic subscription privilege, the number of shares of Common Stock you would like to purchase pursuant to your oversubscription privilege. In addition, you must ensure that you have enough funds in your 401(k) Plan account invested in the Morley Stable Value Fund to fully pay for the Rights you exercise.

To exercise the Rights that were issued to you in respect of the shares of Common Stock that you hold through the 401(k) Plan, you must return your 401(k) Plan Participant Election Form to the Company by 5:00 p.m., Eastern Time, on [—], 2012, which is the fifth business day prior to the Expiration Date. On the 401(k) Plan Participant Election Form, you must complete the following:

•	Affirm your intention to exercise the Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan.

•

Authorize the liquidation of funds in your 401(k) Plan account by directing the Plan Trustee as provided in the 401(k) Plan Participant Election Form. You may only pay for the exercise of your Rights through the liquidation of funds in your 401(k) Plan account invested in the Morley Stable Value Fund. Please do not send payment by cash or check directly to the Subscription Agent, the Company, the Plan Trustee or any other party.

•

Affirming that, among other things, after giving effect to your participation in the Rights Offering, both with respect to the Rights you receive based upon Common Stock you own through the 401(k) Plan as well as those Rights received based upon Common Stock owned outside of the 401(k) Plan, and after taking into account the holdings of our affiliates, your overall beneficial ownership of our Common Stock will not exceed 9.9% of our outstanding Common Stock.

What happens if the market price of the Common Stock falls below the subscription price of the Rights?

If the closing price of a share of Common Stock on the last business day preceding the expiration date of the Rights Offering is less than $1.75, the Plan Trustee will not honor any exercise requests, each exercise request will be voided and the purchase price will be re-credited to the 401(k) Plan participant’s 401(k) Plan account.

How will I know if the purchasing transaction was successful?

The Plan Trustee will close the solicitation window on [—], 2012 and prepare the final results tabulation. The Plan Trustee will liquidate funds in your 401(k) Plan account invested in the Morley Stable Value Fund as shown on the 401(k) Plan Participant Election Form and make the cash available to the Company’s subscription agent, Registrar and Transfer Company (the “Subscription Agent”), for the exercise of the Rights. For participants who elect to exercise Rights but do not have enough cash available through the liquidation of the funds in their 401(k) Plan account invested in the Morley Stable Value Fund to cover their exercise, the Plan Trustee will honor the exercise request to the fullest extent possible based on the available cash. The Plan Trustee is required to deliver the necessary funds to the Subscription Agent by 5:00 p.m., Eastern Time, on [—], 2012 . Accordingly, it is critical that you submit your 401(k) Plan Participant Election Form to the Company by 5:00 p.m., Eastern Time, on [—], 2012 to allow the necessary time for processing. Any 401(k) Plan Participant Election Forms received by the Company after 5:00 p.m., Eastern Time, on [—], 2012 will be voided and the election requests will not be honored. If the closing price of a share of Common Stock on the last business day preceding the expiration date of the Rights Offering is less than $1.75, the Plan Trustee will not honor any exercise requests, each exercise request will be voided and the purchase price will be re-credited to the 401(k) Plan participant’s 401(k) Plan account. Participants may confirm whether their Rights were exercised by accessing their 401(k) Plan account online by going to www.retirement.standard.com and logging in to their account. In the Personal Saving Center a participant will be able to see the exercise of Rights represented as a sale of the Morley Stable Value Fund and subsequent purchase of shares of Common Stock.

How long do I have to exercise the Rights?

You will be able to exercise your Rights during the period beginning on the date you receive your 401(k) Plan Participant Election Form until 5:00 p.m., Eastern Time, on [—], 2012.

What happens after the completion of the Rights Offering?

At 5:00 p.m., Eastern Time, on [•], 2012, the Rights issued in the Rights Offering will expire and you will have no further rights under them. On the Expiration Date, the Subscription Agent will perform the Rights exercises based on the prescribed formula. Trades will take place as normal stock transactions. Once the Rights are exercised and the shares of Common Stock are allocated to your 401(k) Plan account, you will be able to sell the shares of Common Stock acquired in the Rights Offering in accordance with the procedures adopted by the 40l(k) Plan for changing investments. Although the Company will endeavor to issue the shares of Common Stock acquired in the Rights Offering as soon as practicable after the completion of the Rights Offering, there may be a delay between the Expiration Date and the time that the shares are issued.

After the completion of the Rights Offering, the Morley Stable Value Fund will be closed to any participant who does not hold warrants. Any amount invested in the Morley Stable Value Fund for a participant who does not hold any warrants after the completion of the Rights Offering will be liquidated and allocated to various investment funds in the 401(k) Plan based on the participant’s current investment directives for new contributions to the 401(k) Plan on file at the time of such allocation.

Will I be notified after the Rights have been exercised?

You will not receive a trade confirmation or other notification when the exercise of Rights has been completed. However, you may access your 401(k) account online by going to www.retirement.standard.com and logging in to your account. In the Personal Saving Center you will be able to see the transaction history on your account and will see the exercise of Rights represented as a sale of the Morley Stable Value Fund and subsequent purchase of shares of Common Stock. Please note that these transactions will not show up until after the exercise of Rights has been fully completed.

How many shares of Common Stock will I be able to purchase by exercising warrants through the 401(k) Plan?

As described in the Prospectus, for every two shares of Common Stock that are purchased in the Rights Offering for your 401(k) Plan account, a warrant to purchase one additional share of Common Stock at a purchase price of $2.10 per share will be allocated, without charge, to your 401(k) Plan account. The number of warrants resulting from the exercise of your Rights will be rounded down to the nearest whole share.

Your ability to purchase Common Stock through the exercise of such warrants is subject to an overall beneficial ownership limitation of 9.9% of our outstanding Common Stock after giving effect to your proposed warrant exercise and taking into account the holdings of you and your affiliates.

Where will the funds come from to pay for the Common Stock I elect to purchase by exercising the warrants attributable to my 401(k) Plan account?

You must pay the subscription payment required to exercise warrants attributable to your 401(k) Plan account by liquidating funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund. Accordingly, if you elect to exercise some or all of the warrants in your 401(k) Plan account, you must ensure that you have adequate funds in your 401(k) Plan account invested in the Morley Stable Value Fund to fully pay the purchase price applicable to the number of warrants that you are exercising. Your investment in the Morley Stable Value Fund will be liquidated in the amount specified in your 401(k) Plan Participant Warrant Subscription Form, and the cash value of that investment will be held by the Plan Trustee. If the amount of funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund do not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase through the exercise of the warrants, the warrants held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the Morley Stable Value Fund.

What if I don’t have enough money in the Morley Stable Value Fund to pay for the warrants I exercise?

It is the responsibility of each 401(k) Plan participant who chooses to exercise warrants to purchase shares of Common Stock to ensure that they have sufficient funds in their 401(k) Plan account invested in the Morley Stable Value Fund to satisfy the applicable purchase price. If the participant does not have sufficient funds in their 401(k) Plan account invested in the Morley Stable Value Fund to satisfy the applicable subscription payment, then the participant is responsible for placing appropriate trades from other holdings within their 401(k) Plan account to the Morley Stable Value Fund. These trades must be completed at least three days before the proposed warrant exercise date. If the amount of funds in your 401(k) Plan account that are invested in the Morley Stable Value Fund do not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase through the exercise of the warrants, the warrants held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the Morley Stable Value Fund.

How can I exercise the warrants allocated to my account in the 401(k) Plan?

If you exercise Rights to purchase at least two shares of Common Stock in the Rights Offering and such shares are allocated to your 401(k) Plan account following the completion of the Rights Offering, you will receive additional materials , including a 401(k) Plan Participant Warrant Subscription Form. To exercise a warrant allocated to your 401(k) Plan account, you must indicate on the 401(k) Plan Participant Warrant Subscription Form the number of warrants you wish to exercise. In addition, you must ensure that you have enough funds in your 401(k) Plan account invested in the Morley Stable Value Fund to fully pay for the warrants you exercise.

To exercise the warrants that were issued to your 401(k) Plan account in respect of the exercise of Rights, you must return your 401(k) Plan Participant Warrant Subscription Form to the Company by 5:00 p.m., Eastern Time, on [—], 2017, which is the fifth business day prior to the fifth anniversary of the Expiration Date. On the 401(k) Plan Participant Warrant Subscription Form, you must complete the following:

•	Affirm your intention to exercise the warrants that were issued in respect of the Rights you exercised through the 401(k) Plan.

•

Authorize the liquidation of funds in your 401(k) Plan account by directing the Plan Trustee as provided in the 401(k) Plan Participant Warrant Subscription Form. You may only pay for the exercise of warrants that were issued to your 401(k) Plan account through the liquidation of funds in your 401(k) Plan account invested in the Morley Stable Value Fund. Please do not send payment by cash or check directly to the Subscription Agent, the Company, the Plan Trustee or any other party.

•

Affirming that, among other things, after giving effect to your warrant exercise, both with respect to Common Stock you own through the 401(k) Plan as well as Common Stock owned outside of the 401(k) Plan, and after taking into account the holdings of our affiliates, your overall beneficial ownership of our Common Stock will not exceed 9.9% of our outstanding Common Stock.

How will I know if the warrant exercise was successful?

The Plan Trustee will liquidate funds in your 401(k) Plan account invested in the Morley Stable Value Fund as shown on the 401(k) Plan Participant Warrant Subscription Form and make the cash available to the Subscription Agent for the exercise of the warrants. For participants who elect to exercise warrants but do not have enough cash available through the liquidation of the funds in their 401(k) Plan account invested in the Morley Stable Value Fund to cover their exercise, the Plan Trustee will honor the exercise request to the fullest extent possible based on the available cash. The Plan Trustee is required to deliver the necessary funds to the Subscription Agent by 5:00 p.m., Eastern Time, on the [—] day after the Plan Trustee receives notice of your exercise of warrants. Any 401(k) Plan Participant Warrant Subscription Forms received by the Company after 5:00 p.m., Eastern Time, on [—], 2017 will be voided and the election requests will not be honored. Participants may confirm whether their warrants were exercised by accessing their 401(k) Plan account online by going to www.retirement.standard.com and logging in to their account. In the Personal Saving Center a participant will be able to see the exercise of a warrant represented as a sale of the Morley Stable Value Fund and subsequent purchase of shares of Common Stock.

How long do I have to exercise the warrants?

You will be able to exercise a warrant allocated to your 401(k) Plan account on or before [—], 2017.

What happens after the warrants have be exercised or have expired?

As of [—], 2017 or if earlier, as of the date all warrants have been exercised by the 401(k) Plan, any amount in a participant’s 401(k) Plan account invested in the Morley Stable Value Fund will have that amount liquidated and allocated to various investment funds in the 401(k) Plan based on the participant’s current investment directives for new contributions to the 401(k) Plan on file at the time of such allocation.

Is there any risk the Rights or warrants may be retroactively removed from the 401(k) Plan?

Under the Employee Retirement Income Security Act and Section 4975 of the Internal Revenue Code of 1986, as amended, the 401(k) Plan is prohibited from holding subscription rights and warrants under the 401(k) Plan unless the 401(k) Plan is granted an exemption from the U.S. Department of Labor (the “DOL”). We are submitting a request to the DOL that such an exemption be granted on a retroactive basis. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action and the Internal Revenue Service and the DOL could impose certain taxes and penalties on us.

May I receive a distribution of warrants allocated to my 401(k) Plan account?

Although the warrants are generally not transferable or assignable, other than by will or the laws of descent and distribution upon your death, there is an exception that allows you to receive an in-kind distribution of warrants allocated to your 401(k) Plan account if you are otherwise eligible for, and elect to, receive a distribution under the terms of the 401(k) Plan. If you elect to receive an in-kind distribution of warrants allocated to your 401(k) Plan account, you will receive separate exercise instructions relating to the warrants subject to the distribution within [—] days after the distribution from the 401(k) Plan.

Who should I contact if I have other questions?

If you have other questions regarding the Rights Offering, or if you have any questions regarding completing a 401(k) Plan Participant Election Form or submitting payment in the Rights Offering, please contact our information agent, ParaCap Group, LLC, toll free at (866) 404-2951, Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.